UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Filed Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported): March 4, 2009
Repros Therapeutics Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)
2408 Timberloch Place, Suite B-7
The Woodlands, Texas 77380
(Address of principal
executive offices
and zip code)
(281) 719-3400
(Registrant’s telephone
number, including area
code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers
     The Board of Directors, based on the recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”), at its meeting on February 18, 2009, approved a cost of living increase to base salary effective retroactive to January 1, 2009, of 2.5% for each of Joseph S. Podolski, the Company’s Chief Executive Officer and Louis Ploth, Jr., the Company’s Vice President, Business Development and Chief Financial Officer, subject to the prior review of Mr. Podolski and Mr. Ploth, which review was delayed due to the international travel of Mr. Podolski. As a result of such increases to base salary, Mr. Podolski would receive an annual salary of approximately $435,301 and Mr. Ploth would receive an annual salary of approximately $275,690.
     Further, based on the recommendation of the Compensation Committee after reviewing established bonus criteria, the Board of Directors also approved the following amounts as the cash bonuses for fiscal 2008 to be paid to the following executive officers of the Company subject to their prior review:

Joseph S. Podolski, Chief Executive Officer	$84,087
Louis Ploth, Jr., Vice President, Business Development and Chief Financial Officer	$39,000
     Following Mr. Podolski’s return, Mr. Podolski and Mr. Ploth reviewed and accepted the cost of living increase to base salary and the cash bonuses described above on March 4, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.
Date: March 9, 2009.	By:	/s/ Louis Ploth, Jr.
Louis Ploth, Jr.
Vice President, Business Development and Chief Financial Officer